FOR IMMEDIATE RELEASE

Contura Announces Fourth Quarter 2019 Results

•	Net Loss from continuing operations of $192 million for the fourth quarter 2019 included a pre-tax non-cash asset impairment charge of $60 million and a goodwill impairment of $124 million

•	Adjusted EBITDA(1) of $31 million for the fourth quarter 2019(2)

•	Reducing 2020 capital expenditures guidance by $30 million, maintaining other guidance

BRISTOL, Tenn., March 18, 2020 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today reported results for the fourth quarter ending December 31, 2019.

	(millions, except per share)
	Three months ended
	Dec. 31, 2019(2)	Sept. 30, 2019(2)	Dec. 31, 2018(2)
Net (loss) income(3)	$(191.9)	$(43.6)	$155.9
Net (loss) income(3) per diluted share	$(10.54)	$(2.29)	$9.85
Adjusted EBITDA(1)	$31.5	$40.0	$111.2
Operating cash flow(4)	$(5.7)	$20.4	$(17.9)
Capital expenditures	$48.2	$60.3	$25.2
Tons of coal sold	5.7	5.8	5.5
__________________________________

1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
2. Excludes discontinued operations.
3. From continuing operations.
4. Includes discontinued operations.

"As we recently announced, Contura made significant progress in achieving operational efficiencies and overhead cost containment improvements in the fourth quarter, and we remain steadfastly committed to progress on these goals," said chairman and chief executive officer, David Stetson. "In the early months of 2020 we have continued to build on the momentum, executing our strategy through a more nimble operating culture that is yielding additional operational productivity advances."

"In addition to achieving nearly a 10% increase in feet per shift at our CAPP underground mines in the fourth quarter, we are pleased to announce that the Road Fork 52 mine started production as scheduled on February 26," said Jason Whitehead, Contura's chief operating officer. "This low vol met mine, which we expect to largely serve as replacement tons for existing operations that are mining out, has annual production capacity up to 1.3 million tons a year with expected cost of coal sales of approximately $70 per ton."

Financial Performance

Contura reported a net loss from continuing operations of $191.9 million, or $10.54 per diluted share, for the fourth quarter 2019. The fourth quarter loss includes a pre-tax non-cash asset impairment charge of $60.5 million and a goodwill impairment of $124.4 million. In the third quarter 2019, the company had a net loss from continuing operations of $43.6 million or $2.29 per diluted share.

Total Adjusted EBITDA was $31.5 million for the fourth quarter, compared with $40.0 million in the third quarter.

Coal Revenues

	(millions)
	Three months ended
	Dec. 31, 2019	Sept. 30, 2019
CAPP - Met	$370.2	$373.1
CAPP - Thermal	$60.6	$80.2
NAPP	$65.8	$70.7

CAPP - Met (excl. f&h)(1)	$310.9	$323.0
CAPP - Thermal (excl. f&h)(1)	$50.1	$70.3
NAPP (excl. f&h)(1)	$62.4	$67.8

Tons Sold	(millions)
	Three months ended
	Dec. 31, 2019	Sept. 30, 2019
CAPP - Met	3.3	3.0
CAPP - Thermal	0.9	1.1
NAPP	1.5	1.6

__________________________________

1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

The CAPP - Met revenue decline in the fourth quarter was driven by a 12 percent decline in price realizations relative to the third quarter, partially offset by increased volumes, while CAPP - Thermal revenues declined as a result of lower prices and fewer tons sold. In the NAPP segment, the revenues were reduced due to slightly lower shipments in the fourth quarter versus the third quarter.

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Dec. 31, 2019	Sept. 30, 2019
CAPP - Met	$94.98	$108.35
CAPP - Thermal	$56.13	$61.46
NAPP	$41.17	$41.33
__________________________________

1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

As a result of further weakening in the metallurgical coal market in the fourth quarter, our average CAPP - Met coal sales realization for the fourth quarter 2019 declined 12 percent to $94.98 per ton over the prior quarter. Thermal markets also saw softer prices in the fourth quarter as our CAPP - Thermal coal average price was down 9 percent from the third quarter, while the average NAPP realization was essentially flat with the prior quarter.

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Dec. 31, 2019	Sept. 30, 2019
Cost of Coal Sales	$444.6	$467.7
Cost of Coal Sales (excl. f&h/idle)(1)	$366.4	$400.0

	(per ton)
CAPP - Met(1)	$82.26	$87.32
CAPP - Thermal(1)	$49.21	$59.17
NAPP(1)	$34.67	$43.87

__________________________________

1.Represents Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

All the segments saw improvements in cost of coal sales compared to third quarter, with costs in CAPP - Met for the quarter averaging more than $5.00 lower than in the third quarter. The primary driver was higher productivity as measured by clean tons per foot and feet per shift. Our productivity continued to show similar improvements in the early part of the first quarter 2020. Overall, our deep mines in the CAPP region realized a 9 percent increase in feet per shift in the fourth quarter over the prior quarter.

The fourth quarter NAPP cost of coal sales also saw meaningful reduction as a longwall move and employee vacations had resulted in an elevated third quarter 2019 cost per ton. CAPP - Thermal cost of coal sales were significantly lower in the fourth quarter as the thermal deep mines feet per shift increased by 12 percent over the third quarter. In addition, the third quarter CAPP - Thermal cost was negatively impacted by approximately a $3.00 per ton environmental settlement.

Selling, general and administrative (SG&A) and depreciation, depletion and amortization (DD&A) expenses

	(millions)
	Three months ended
	Dec. 31, 2019	Sept. 30, 2019
SG&A	$25.8	$17.4
Less: non-cash stock compensation and one-time expenses	$(12.7)	$(2.2)
Non-GAAP SG&A(1)	$13.1	$15.2

DD&A	$43.9	$60.8
__________________________________

1.Represents Non-GAAP SG&A which is defined under "Non-GAAP Financial Measures."

As a result of our management restructuring in the fourth quarter 2019, SG&A expenses, excluding non-cash stock compensation expense of $4.7 million and one-time expenses of $8.0 million, primarily associated with management restructuring, declined by more than $2 million from the third quarter to $13.1 million.

Liquidity and Capital Resources

"Despite the difficult market conditions in the fourth quarter, Contura's cash balance increased by more than $60 million over that period, ending the year with more than $325 million in liquidity," said Andy Eidson, Contura's chief financial officer. "In these early months of 2020, we continue to be keenly focused on cost savings and cash optimization amid widespread uncertainty related to the coronavirus and its potential impact on global economies and specifically met markets."

Cash used in operating activities for the fourth quarter 2019, including discontinued operations, was $5.7 million, and capital expenditures for the fourth quarter were $48.2 million. In the prior period, the cash provided by operating activities was $20.4 million and capital expenditures were $60.3 million.

At the end of December 2019, Contura had $212.8 million in unrestricted cash and $165.7 million in restricted cash, deposits and investments. Unrestricted cash increased $60.2 million in the fourth quarter, which included a tax refund of $65.3 million. Total long-term debt, including the current portion of long-term debt as of December 31, 2019, was approximately $593.0 million. At the end of the fourth quarter, the company had total liquidity of $327.8 million, including cash and cash equivalents of $212.8 million and $115.0 million of unused commitments available under the Asset-Based Revolving Credit Facility. As of December 31, 2019, the company had no borrowings and $99.8 million in letters of credit outstanding under the Asset-Based Revolving Credit Facility.

2020 Full-Year Guidance

The company is maintaining its total 2020 coal shipments guidance range of 20.7 million tons to 22.7 million tons, with CAPP - Met volume remaining at 12.0 million to 12.6 million tons and CAPP - Thermal volume remaining at 2.7 million tons to 3.3 million tons. NAPP volumes also remain at the previous range of 6.0 million tons to 6.8 million tons.

For 2020, Contura has committed and priced approximately 52% of CAPP - Met at an average expected price of $97.91 per ton, while we are 100% committed and priced at an average price of $55.95 per ton for CAPP - Thermal and 100% committed and priced for NAPP at an average price of $43.43 per ton.

The company also expects 2020 costs to remain unchanged with CAPP - Met cost of coal sales per ton at a range of $76.00 to $81.00. CAPP - Thermal is expected to be in the range of $56.00 to $60.00 per ton and NAPP in the range of $34.00 to $38.00 per ton.

For 2020, the company expects its SG&A to be in the range of $50 million to $55 million, excluding non-recurring items and stock compensation. We are reducing our 2020 capital expenditures guidance by $30 million to a range of $145 million to $165 million; maintaining depreciation, depletion and amortization between $230 million and $260 million; and cash interest expense in the range of $48 million and $52 million.

	2020 Guidance
in millions of tons	Low	High
CAPP - Metallurgical	12.0	12.6
CAPP - Thermal	2.7	3.3
NAPP	6.0	6.8
Total Shipments	20.7	22.7

Committed/Priced[1,2,3]	Committed	Average Price
CAPP - Metallurgical	52%	$97.91
CAPP - Thermal	100%	$55.95
NAPP	100%	$43.43

Committed/Unpriced[1,3]	Committed
CAPP - Metallurgical	27%
CAPP - Thermal	—%
NAPP	—%

Costs per ton[4]	Low	High
CAPP - Metallurgical	$76	$81
CAPP - Thermal	$56	$60
NAPP	$34	$38

In millions (except taxes)	Low	High
SG&A5	$50	$55
Idle Operations Expense	$16	$20
Cash Interest Expense	$48	$52
DD&A	$230	$260
Capital Expenditures	$145	$165
Tax Rate	—%	5%
Notes:

1.	Based on committed and priced coal shipments as of March 6, 2020. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.
Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward- looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

5.	Excludes expenses related to non-cash stock compensation and non-recurring business development expenses.

Conference Call

The company plans to hold a conference call regarding its fourth quarter 2019 results on March 18, 2020, at 10:00 a.m. EDT. The conference call will be available live on the investor section of the company’s website at http://investors.conturaenergy.com/investors. Analysts who would like to participate in the conference call should dial 877-791-0213 (domestic toll-free) or 647-689-5651 (international) approximately 10 minutes prior to the start of the call.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACT
corporatecommunications@conturaenergy.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP" or “GAAP”). Specifically, we make use of the non-GAAP financial measure “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, idled and closed mine costs and coal inventory acquisition accounting impacts. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Coal revenues	$497,232	$574,351	$2,282,007	$2,020,889
Freight and handling revenues	—	—	—	—
Other revenues	1,844	(2,267)	8,253	10,316
Total revenues	499,076	572,084	2,290,260	2,031,205
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	444,611	461,829	1,924,709	1,661,118
Depreciation, depletion and amortization	43,865	43,598	228,792	77,549
Accretion on asset retirement obligations	7,873	4,421	27,798	9,966
Amortization of acquired intangibles, net	4,624	(17,860)	(88)	(5,392)
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	25,832	15,781	78,953	59,271
Merger-related costs	35	46,736	1,090	51,800
Asset impairment	60,466	—	66,324	—
Goodwill impairment	124,353	—	124,353	—
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	(3,276)	24	(3,564)	24
Gain on settlement of acquisition-related obligations	—	(170)	—	(580)
Other expense (income)	6,744	354	(575)	(16,311)
Total costs and expenses	715,127	554,713	2,447,792	1,837,445
(Loss) income from operations	(216,051)	17,371	(157,532)	193,760
Other income (expense):
Interest expense	(16,719)	(12,272)	(66,798)	(38,810)
Interest income	1,712	1,120	7,296	1,949
Loss on modification and extinguishment of debt	—	(12,042)	(26,459)	(12,042)
Equity loss in affiliates	(2,070)	(3,255)	(6,874)	(6,112)
Miscellaneous loss, net	(7,420)	(517)	(10,332)	(1,254)
Total other expense, net	(24,497)	(26,966)	(103,167)	(56,269)
(Loss) income from continuing operations before income taxes	(240,548)	(9,595)	(260,699)	137,491
Income tax benefit	48,677	165,496	57,557	165,363
Net (loss) income from continuing operations	(191,871)	155,901	(203,142)	302,854
Discontinued operations:
Income (loss) from discontinued operations before income taxes	59,582	(664)	(117,391)	(4,994)
Income tax (expense) benefit from discontinued operations	(8,652)	1,305	4,214	1,305
Income (loss) from discontinued operations	50,930	641	(113,177)	(3,689)

Net (loss) income	$(140,941)	$156,542	$(316,319)	$299,165

Basic (loss) income per common share:
(Loss) income from continuing operations	$(10.54)	$10.38	$(10.80)	$27.61
Income (loss) from discontinued operations	2.79	0.04	(6.02)	(0.33)
Net (loss) income	$(7.75)	$10.42	$(16.82)	$27.28

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(10.54)	$9.85	$(10.80)	$25.86
Income (loss) from discontinued operations	2.79	0.04	(6.02)	(0.32)
Net (loss) income	$(7.75)	$9.89	$(16.82)	$25.54

Weighted average shares - basic	18,195,651	15,014,994	18,808,460	10,967,014
Weighted average shares - diluted	18,195,651	15,822,037	18,808,460	11,712,653

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$212,793	$233,599
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of December 31, 2019 and 2018	244,666	292,617
Inventories, net	162,659	121,965
Prepaid expenses and other current assets	91,361	158,945
Current assets - discontinued operations	—	22,475
Total current assets	711,479	829,601
Property, plant, and equipment, net of accumulated depreciation and amortization of $314,276 and $106,766 as of December 31, 2019 and 2018	583,262	699,990
Owned and leased mineral rights, net of accumulated depletion and amortization of $27,877 and $11,390 as of December 31, 2019 and 2018	523,141	528,232
Goodwill	—	95,624
Other acquired intangibles, net of accumulated amortization of $32,686 and $20,267 as of December 31, 2019 and 2018	125,145	154,584
Long-term restricted cash	122,524	227,173
Deferred income taxes	33,065	27,179
Other non-current assets	204,207	183,675
Total assets	$2,302,823	$2,746,058
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$28,485	$42,743
Trade accounts payable	98,746	114,568
Acquisition-related obligations - current	33,639	27,334
Accrued expenses and other current liabilities	154,282	148,699
Current liabilities - discontinued operations	—	21,892
Total current liabilities	315,152	355,236
Long-term debt	564,481	545,269
Acquisition-related obligations - long-term	46,259	72,996
Workers’ compensation and black lung obligations	260,778	249,294
Pension obligations	204,086	180,802
Asset retirement obligations	184,130	203,694
Deferred income taxes	422	15,118
Other non-current liabilities	31,393	52,415
Non-current liabilities - discontinued operations	—	94
Total liabilities	1,606,701	1,674,918
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized at December 31, 2019 and 2018, none issued	—	—
Common stock - par value $0.01, 50.0 million shares authorized, 20.5 million issued and 18.2 million outstanding at December 31, 2019 and 20.2 million issued and 19.1 million outstanding at December 31, 2018	205	202

Additional paid-in capital	775,707	761,301
Accumulated other comprehensive loss	(58,616)	(23,130)
Treasury stock, at cost: 2.3 million shares at December 31, 2019 and 1.1 million shares at December 31, 2018	(107,984)	(70,362)
Retained earnings	86,810	403,129
Total stockholders’ equity	696,122	1,071,140
Total liabilities and stockholders’ equity	$2,302,823	$2,746,058

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2019	2018
Operating activities:
Net (loss) income	$(316,319)	$299,165
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	315,162	77,549
Amortization of acquired intangibles, net	(88)	(5,392)
Accretion of acquisition-related obligations discount	5,522	5,627
Amortization of debt issuance costs and accretion of debt discount	14,070	4,483
Mark-to-market adjustment for acquisition-related obligations	(3,564)	24
Gain on settlement of acquisition-related obligations	—	(580)
Loss (gain) on disposal of assets	8,142	(16,852)
Gain on assets acquired in an exchange transaction	(9,083)	—
Accretion on asset retirement obligations	33,759	9,966
Employee benefit plans, net	20,846	9,231
Deferred income taxes	(12,098)	(66,682)
Goodwill impairment	124,353	—
Asset impairment	83,485	—
Loss on modification and extinguishment of debt	26,459	12,042
Stock-based compensation	12,397	13,354
Equity in loss of affiliates	6,874	6,112
Other, net	(5,204)	1,643
Changes in operating assets and liabilities
Trade accounts receivable, net	47,424	(84,139)
Inventories, net	(40,694)	33,232
Prepaid expenses and other current assets	56,671	(44,266)
Deposits	15,170	(7,493)
Other non-current assets	(24,460)	(36,655)
Trade accounts payable	(28,148)	(7,075)
Accrued expenses and other current liabilities	(25,495)	(7,345)
Acquisition-related obligations	(28,128)	(14,500)
Asset retirement obligations	(111,616)	(3,175)
Other non-current liabilities	(33,557)	(19,893)
Net cash provided by operating activities	131,880	158,381
Investing activities:
Capital expenditures	(192,411)	(81,881)
Payments on disposal of assets	—	(10,250)
Proceeds on disposal of assets	2,780	997
Capital contributions to equity affiliates	(10,051)	(5,253)
Cash, cash equivalents and restricted cash acquired in acquisition, net of amounts paid	—	198,506
Purchase of investment securities	(92,855)	(3,280)

Maturity of investment securities	100,250	3,360
Other, net	535	(3)
Net cash (used in) provided by investing activities	(191,752)	102,196
Financing activities:
Proceeds from borrowings on debt	544,946	537,750
Principal repayments of debt	(552,809)	(471,704)
Principal repayments of financing lease obligations	(3,654)	(533)
Form S-4 costs	—	(3,918)
Debt issuance costs	(6,689)	(14,931)
Common stock repurchases and related expenses	(37,622)	(20,270)
Principal repayments of notes payable	(14,818)	(3,844)
Other, net	952	159
Net cash (used in) provided by financing activities	(69,694)	22,709
Net (decrease) increase in cash and cash equivalents and restricted cash	(129,566)	283,286
Cash and cash equivalents and restricted cash at beginning of period	477,246	193,960
Cash and cash equivalents and restricted cash at end of period	$347,680	$477,246

Supplemental cash flow information:
Cash paid for interest	$51,877	$27,340
Cash paid for income taxes	$3,039	$37
Cash received for income tax refunds	$72,236	$14,157
Supplemental disclosure of noncash investing and financing activities:
Financing leases and capital financing - equipment	$5,324	$6,513
Accrued capital expenditures	$4,110	$6,879
Issuance of equity in connection with acquisition	$—	$664,460
Net balance due to Alpha deemed effectively settled	$—	$47,048

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows.

	As of December 31,
	2019	2018
Cash and cash equivalents	$212,793	$233,599
Short-term restricted cash (included in prepaid expenses and other current assets)	12,363	16,474
Long-term restricted cash	122,524	227,173
Total cash and cash equivalents and restricted cash	$347,680	$477,246

CONTURA ENERGY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Year Ended December 31,
	September 30, 2019	December 31, 2019	December 31, 2018	2019	2018
Net (loss) income from continuing operations	$(43,561)	$(191,871)	$155,901	$(203,142)	$302,854
Interest expense	18,847	16,719	12,272	66,798	38,810
Interest income	(1,763)	(1,712)	(1,120)	(7,296)	(1,949)
Income tax benefit	(3,102)	(48,677)	(165,496)	(57,557)	(165,363)
Depreciation, depletion and amortization	60,842	43,865	43,598	228,792	77,549
Merger-related costs	68	35	46,736	1,090	51,800
Management restructuring costs (1)	—	7,720	—	7,720	2,659
Non-cash stock compensation expense	2,738	4,885	3,738	12,348	11,978
Mark-to-market adjustment - acquisition-related obligations	(3,238)	(3,276)	24	(3,564)	24
Gain on settlement of acquisition-related obligations	—	—	(170)	—	(580)
Gain on sale of disposal group (2)	—	—	—	—	(16,386)
Accretion on asset retirement obligations	6,846	7,873	4,421	27,798	9,966
Loss on modification and extinguishment of debt	—	—	12,042	26,459	12,042
Asset impairment (3)	32	60,466	—	66,324	—
Goodwill impairment (4)	—	124,353	—	124,353	—
Cost impact of coal inventory fair value adjustment (5)	—	—	17,064	8,209	17,064
Gain on assets acquired in an exchange transaction (6)	—	—	—	(9,083)	—
Loss on partial settlement of benefit obligations	—	6,446	—	6,446	—
Amortization of acquired intangibles, net	2,314	4,624	(17,860)	(88)	(5,392)
Adjusted EBITDA	$40,023	$31,450	$111,150	$295,607	$335,076
(1) Management restructuring costs are related to severance expense associated with senior management changes.
(2) The Company recorded a gain on disposal of assets of $16,386 within other (income) expense within the Consolidated Statements of Operations.
(3) Asset impairment for the year ended December 31, 2019 includes a long-lived asset impairment of $60,169 related to asset groups recorded within the CAPP - Met and CAPP - Thermal reporting segments and an asset impairment of $6,155 primarily related to the write-off of prepaid purchased coal as a result of Blackjewel’s Chapter 11 bankruptcy filing on July 1, 2019.
(4) The goodwill impairment testing as of December 31, 2019 resulted in a goodwill impairment of $124,353 to write down the full carrying value of goodwill.
(5) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(6) During the year ended December 31, 2019, the Company entered into an exchange transaction which primarily included the release of the PRB overriding royalty interest owed to the Company in exchange for met coal reserves which resulted in a gain of $9,083.

CONTURA ENERGY, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$373,078	$80,174	$70,735	$—	$523,987
Less: freight and handling fulfillment revenues	(50,100)	(9,869)	(2,961)	—	(62,930)
Non-GAAP coal revenues	$322,978	$70,305	$67,774	$—	$461,057
Tons sold	2,981	1,144	1,640	—	5,765
Non-GAAP coal sales realization per ton	$108.35	$61.46	$41.33	$—	$79.98

Cost of coal sales	$312,369	$78,022	$75,571	$1,696	$467,658
Less: freight and handling costs	(50,100)	(9,869)	(2,961)	—	(62,930)
Less: idled and closed mine costs	(1,956)	(458)	(659)	(1,696)	(4,769)
Non-GAAP cost of coal sales	$260,313	$67,695	$71,951	$—	$399,959
Tons sold	2,981	1,144	1,640	—	5,765
Non-GAAP cost of coal sales per ton	$87.32	$59.17	$43.87	$—	$69.38

Coal margin per ton (1)	$20.37	$1.88	$(2.95)	$—	$9.77
Idled and closed mine costs per ton	0.66	0.41	0.41	—	0.83
Non-GAAP coal margin per ton	$21.03	$2.29	$(2.54)	$—	$10.60
(1) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Three Month Ended December 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other (2)	Consolidated
Coal revenues	$370,200	$60,576	$65,775	$681	$497,232
Less: freight and handling fulfillment revenues	(59,320)	(10,450)	(3,397)	—	(73,167)
Non-GAAP coal revenues	$310,880	$50,126	$62,378	$681	$424,065
Tons sold	3,273	893	1,515	8	5,689
Non-GAAP coal sales realization per ton	$94.98	$56.13	$41.17	$85.13	$74.54

Cost of coal sales	$331,305	$55,653	$57,701	$(48)	$444,611
Less: freight and handling costs	(59,320)	(10,450)	(3,397)	—	(73,167)
Less: idled and closed mine costs	(2,757)	(1,260)	(1,783)	713	(5,087)
Non-GAAP cost of coal sales	$269,228	$43,943	$52,521	$665	$366,357
Tons sold	3,273	893	1,515	8	5,689
Non-GAAP cost of coal sales per ton	$82.26	$49.21	$34.67	$83.13	$64.40

Coal margin per ton (1)	$11.88	$5.51	$5.33	$91.13	$9.25
Idled and closed mine costs per ton	0.84	1.41	1.17	(89.13)	0.89
Non-GAAP coal margin per ton	$12.72	$6.92	$6.50	$2.00	$10.14
(1) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.
(2) The fourth quarter of 2019 included coal revenues and cost of coal sales related to tons produced as a byproduct of an idle mine’s reclamation.

	Three Months Ended December 31, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$433,586	$39,113	$101,652	$—	$574,351
Less: freight and handling fulfillment revenues	(74,463)	(3,428)	(11,706)	—	(89,597)
Non-GAAP coal revenues	$359,123	$35,685	$89,946	$—	$484,754
Tons sold	2,903	632	1,971	—	5,506
Non-GAAP coal sales realization per ton	$123.71	$56.46	$45.63	$—	$88.04

Cost of coal sales	$338,822	$46,022	$76,044	$941	$461,829
Less: freight and handling costs	(74,463)	(3,428)	(11,706)	—	(89,597)
Less: idled and closed mine costs	(1,118)	(202)	30	(941)	(2,231)
Less: cost impact of coal inventory fair value adjustment (1)	(11,547)	(5,517)	—	—	(17,064)
Non-GAAP cost of coal sales	$251,694	$36,875	$64,368	$—	$352,937
Tons sold	2,903	632	1,971	—	5,506
Non-GAAP cost of coal sales per ton	$86.70	$58.35	$32.66	$—	$64.10

Coal margin per ton (2)	$32.64	$(10.93)	$12.99	$—	$20.44
Idled and closed mine costs per ton	0.39	0.32	(0.02)	—	0.41
Cost impact of coal inventory fair value adjustment per ton	3.98	8.72	—	—	3.09
Non-GAAP coal margin per ton	$37.01	$(1.89)	$12.97	$—	$23.94
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(2) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Year Ended December 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other (3)	Consolidated
Coal revenues	$1,709,863	$285,390	$286,073	$681	$2,282,007
Less: freight and handling fulfillment revenues	(242,049)	(34,133)	(8,827)	—	(285,009)
Non-GAAP coal revenues	$1,467,814	$251,257	$277,246	$681	$1,996,998
Tons sold	12,926	4,218	6,554	8	23,706
Non-GAAP coal sales realization per ton	$113.56	$59.57	$42.30	$85.13	$84.24

Cost of coal sales	$1,389,293	$274,320	$257,267	$3,829	$1,924,709
Less: freight and handling costs	(242,049)	(34,133)	(8,827)	—	(285,009)
Less: idled and closed mine costs	(8,699)	(2,702)	(4,005)	(3,164)	(18,570)
Less: cost impact of coal inventory fair value adjustment (1)	(4,751)	(3,458)	—	—	(8,209)
Non-GAAP cost of coal sales	$1,133,794	$234,027	$244,435	$665	$1,612,921
Tons sold	12,926	4,218	6,554	8	23,706
Non-GAAP cost of coal sales per ton	$87.71	$55.48	$37.30	$83.13	$68.04

Coal margin per ton (2)	$24.80	$2.62	$4.40	$(393.50)	$15.07
Idled and closed mine costs per ton	0.67	0.64	0.60	395.50	0.78
Cost impact of coal inventory fair value adjustment per ton	0.38	0.83	—	—	0.35
Non-GAAP coal margin per ton	$25.85	$4.09	$5.00	$2.00	$16.20
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(2) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.
(3) The fourth quarter of 2019 included coal revenues and cost of coal sales related to tons produced as a byproduct of an idle mine’s reclamation.

	Year Ended December 31, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Coal revenues	$1,669,358	$39,113	$312,418	$—	$2,020,889
Less: freight and handling fulfillment revenues	(306,662)	(3,428)	(31,243)	—	(341,333)
Non-GAAP coal revenues	$1,362,696	$35,685	$281,175	$—	$1,679,556
Tons sold	10,682	632	6,273	—	17,587
Non-GAAP coal sales realization per ton	$127.57	$56.46	$44.82	$—	$95.50

Cost of coal sales	$1,341,260	$46,022	$272,895	$941	$1,661,118
Less: freight and handling costs	(306,662)	(3,428)	(31,243)	—	(341,333)
Less: idled and closed mine costs	(3,904)	(202)	(2,710)	(941)	(7,757)
Less: cost impact of coal inventory fair value adjustment (1)	(11,547)	(5,517)	—	—	(17,064)
Non-GAAP cost of coal sales	$1,019,147	$36,875	$238,942	$—	$1,294,964
Tons sold	10,682	632	6,273	—	17,587
Non-GAAP cost of coal sales per ton	$95.41	$58.35	$38.09	$—	$73.63

Coal margin per ton (2)	$30.72	$(10.93)	$6.30	$—	$20.46
Idled and closed mine costs per ton	0.36	0.32	0.43	—	0.44
Cost impact of coal inventory fair value adjustment per ton	1.08	8.72	—	—	0.97
Non-GAAP coal margin per ton	$32.16	$(1.89)	$6.73	$—	$21.87
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger was completed during the three months ended June 30, 2019.
(2) Coal margin per ton for our coal operations is calculated as coal sales realization per ton for our coal operations less cost of coal sales per ton for our coal operations.

	Three Months Ended September 30, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$260,313	$67,695	$71,951	$—	$399,959
Less: cost of purchased coal sold	(47,731)	(1,050)	—	—	(48,781)
Adjusted cost of produced coal sold	$212,582	$66,645	$71,951	$—	$351,178
Produced tons sold	2,558	1,127	1,640	—	5,325
Adjusted cost of produced coal sold per ton (1)	$83.10	$59.13	$43.87	$—	$65.95
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended December 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$269,228	$43,943	$52,521	$665	$366,357
Less: cost of purchased coal sold	(43,091)	(598)	—	—	(43,689)
Adjusted cost of produced coal sold	$226,137	$43,345	$52,521	$665	$322,668
Produced tons sold	2,779	876	1,515	8	5,178
Adjusted cost of produced coal sold per ton (1)	$81.37	$49.48	$34.67	$83.13	$62.32
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Month Ended December 31, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$251,694	$36,875	$64,368	$—	$352,937
Less: cost of purchased coal sold	(113,266)	(2,185)	—	—	(115,451)
Adjusted cost of produced coal sold	$138,428	$34,690	$64,368	$—	$237,486
Produced tons sold	1,910	595	1,971	—	4,476
Adjusted cost of produced coal sold per ton (1)	$72.48	$58.30	$32.66	$—	$53.06
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Year Ended December 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$1,133,794	$234,027	$244,435	$665	$1,612,921
Less: cost of purchased coal sold	(237,681)	(6,976)	—	—	(244,657)
Adjusted cost of produced coal sold	$896,113	$227,051	$244,435	$665	$1,368,264
Produced tons sold	10,727	4,091	6,554	8	21,380
Adjusted cost of produced coal sold per ton (1)	$83.54	$55.50	$37.30	$83.13	$64.00
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Year Ended December 31, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	All Other	Consolidated
Non-GAAP cost of coal sales	$1,019,147	$36,875	$238,942	$—	$1,294,964
Less: cost of purchased coal sold	(663,774)	(2,185)	—	—	(665,959)
Adjusted cost of produced coal sold	$355,373	$34,690	$238,942	$—	$629,005
Produced tons sold	4,751	595	6,273	—	11,619
Adjusted cost of produced coal sold per ton (1)	$74.80	$58.30	$38.09	$—	$54.14
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.